Calculation of Filing Fee Tables

Form F-1

(Form Type)

ESTATE OF JUAN MANUEL MEDINA

(Exact Name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection
Newly Registered Securities
Debt	Debt Securities; JUAN MANUEL MEDINA (BC-109-1982-083699)	$3,062.00	$20,000,000.00	$1.00	$20,000,000.00	$153.10 per $1,000.000.00	$3,062.00				Fee’s Previously Paid

1.Calculated pursuant to Rule 6(b) based on an estimate of the proposed Maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.

2.Included in the price of the units. No separate registration fee is required under Rule 457(a).